EXHIBIT 10.70

AGREEMENT ON TRANSFER OF PARTICIPATION INTEREST IN MEDIA INVEST, spol. s r.o.

13 JULY 2007

between

Mr Ján Kováčik

and

CME Slovak Holdings B.V.

THIS AGREEMENT ON TRANSFER OF PARTICIPATION INTEREST (the Agreement) is made on 13 July 2007

BETWEEN:

(1)	Mr Ján Kováčik, birth No.: 621204/6720, residing at Vydrovo 101, 976 52 Čierny Balog (the Transferor); and

(2)
CME Slovak Holdings B.V., a company organised under the laws of the Netherlands, having its registered office at Dam 5 B, 1012JS Amsterdam, the Netherlands, registered in the commercial register of the Chamber of Commerce and Industries for Amsterdam under the number 34274606  (the Transferee), acting through Cosmina Maria Simion, under power of attorney;

(together as the Parties and each as a Party).

BACKGROUND:

(A)
On the basis of an agreement on transfer of participation interest dated 28 June 2007 as amended by the Amendment No. 1 dated 12 July 2007, the Transferor acquired from Ing. Milan Fiľo, birth registration No.: 670821/6636, residing at Nám. SNP 7127/2, Bratislava – Staré mesto 811 06 (Mr Fiľo), a 50 per cent. participation interest in MEDIA INVEST, spol. s r.o., Identification number: 36 044 024 (the Company) short particulars of which are set in Schedule 1 and the Transferor therefore owns a 100 per cent. participation interest in the Company.

(B)
Under the terms and conditions of this Agreement the Transferor wishes to transfer and the Transferee wishes to acquire his participation interest in the Company, so that the Transferee becomes the owner of the 100 per cent. participation interest in the Company.

IT IS AGREED as follows:

1.	INTERPRETATION

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 4 apply throughout this Agreement, unless the contrary intention appears.

2.	TRANSFER OF THE PARTICIPATION INTEREST

2.1	Subject to the Conditions being satisfied or waived, the Transferor transfers the Participation Interest to the Transferee and the Transferee acquires the Participation Interest.

2.2	The Participation Interest shall be transferred free of any Encumbrance and together with all rights attaching to it.

2.3	The consideration for the transfer of the Participation Interest shall be determined in accordance with the provisions of the Agreement on Consideration.

2.4	The Transferee declares that as of the Completion Date it accedes to the Company's memorandum of association, which is attached in Schedule 2.

2.5	The Transferor acknowledges that the Transferee enters into this Agreement in reliance on the representations, warranties and undertakings on the part of the Transferor set out in this Agreement.

2.6	The Transferor covenants with the Transferee that he has the right to transfer his Participation Interest to the Transferee under the terms and conditions set out in this Agreement.

3.	CONDITIONS PRECEDENT

3.1	The transfer of the Participation Interest is conditional upon:

(a)
the Transferee giving notice to the Transferor that it is satisfied on inspection and investigation as to the financial, contractual and taxation position of the Company, the title of the Company to its respective assets (including the title of the Company to the Participation Interest in Markíza) and it has not identified any major issues during such inspection and investigation;

(b)
the Transferee having received a resolution of the Council, in which the Council: (i) issues its prior approval to the transfer of a 34% participation interest in Markíza from CME Media Enterprises B.V., with its registered office at Dam 5B, Amsterdam 1012JS Amsterdam, the Netherlands (CME) to the Transferee and (ii) acknowledges the transfer of the Participation Interest from the Transferor to the Transferee, in the form and with the content satisfactory to the Transferee;

(c)	the Transferee having received from the Transferor the following documents in each case in the form and with the contents satisfactory to the Transferee:

(i)	the agreement whereby a 50% participation interest in the Company has been transferred from Mr. Fiľo to the Transferor;

(ii)	minutes of the general meeting of the Company duly approving the transfer of a 50% participation interest in the Company from Mr. Fiľo to the Transferor;

(iii)	a certificate duly executed by the spouse of Mr Fiľo, in which the spouse consents to the transfer of a 50% participation interest in the Company from Mr. Fiľo to the Transferor;

(iv)
resolution of the sole participant acting in the capacity of the general meeting of the Company duly approving the transfer of the Participation Interest from the Transferor to the Transferee under this Agreement;

(v)
resignations of the executives of the Company (for the avoidance of doubts also of Mr Fiľo), or other documents proving that the function of an executive of the Company terminated with the effect as of Completion Date, or any other such date as may be acceptable for the Transferee, and confirmations in which the executives acknowlede they have no claim against the Company, whether for loss of office or otherwise;

(vi)	confirmation of the Transferor and Mr. Fiľo, effective on Completion Date, acknowledging that these persons have no claims against the Company;

(vii)
resignation of Mr Kováčik as an executive of Markíza and as a member of the Board of Representatives of Markíza, effective on Completion Date, or any other such date as may be acceptable for the Transferee, acknowledging that he has no claim against Markíza, whether for loss of office or otherwise; and

(viii)
a resignation of Mr Fiľo as a member of the Board of Representatives of Markíza, effective on Completion Date, or any other such date as may be acceptable for the Transferee,, acknowledging that he has no claim against Markíza, whether for loss of office or otherwise.

3.2
The Transferee may waive all of the Conditions above (either in whole or in part) at any time by giving notice to the Transferor. Any such waiver is without prejudice to Transferee's right to compensation in respect of a breach of any covenant or inaccuracy of any Warranty, as otherwise provided in this Agreement.

3.3
Each Party shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Conditions is satisfied on or before 30 September 2007 (or such later date as may be agreed by the Parties)(the Long Stop Date).  If all of the Conditions are not satisfied, or waived in accordance with the sub-clause 3.2 above, on or before the Long Stop Date, the Transferee may terminate this Agreement in accordance with the clause headed "Termination".

3.4
Each Party shall promptly inform the other Parties in writing about any relevant matters in relation to, and shall keep the other Parties informed in writing of, the progress to completion of fulfilment of all Conditions and any material impediments or delays or of the existence or occurrence of any conditions that may adversely affect the fulfilment of all Conditions.  Each Party shall provide each other Party with all information which each other Party shall reasonably request in writing in order to determine that that Party has complied with its obligations under sub-clause 3.3.

3.5	The Party which is obliged to provide a document shall provide to the other Party an original or a certified copy of each document required pursuant to sub-clause 3.1 as and when obtained.

3.6	Immediately after all of the Conditions have been satisfied or waived in accordance with clause 3.2, the Transferee shall notify the Transferor of this fact in writing.

4.	COMPLETION

4.1
The transfer of the Participation Interest under this Agreement shall become effective between the Parties as of the date on which the all of the Conditions are satisfied or waived in accordance with clause 3.2 and the Transferee notifies the Transferor of this fact in writing pursuant to clause 3.6 (the Completion Date).

4.2
On the Completion Date, the Transferee shall deliver to Markíza (with a copy to the Transferor): (i) one executed counterpart of this agreement; and (ii) a written certificate confirming that the Conditions have been satisfied or waived.

5.	PRE-COMPLETION

5.1	Access and cooperation

The Transferor shall:

(a)
procure that the Transferee, its agents and advisors are given full access to the books and records of the Company during normal business hours on any Business Day and on reasonable notice to the Transferor;

(b)	provide such information regarding the Company as the Transferee may reasonably require in order to carry our the inspection and investigation envisaged under clause 3.1(a);

(c)
provide such other co-operation to the Transferee, its agents and advisers as they may reasonably require in each case to enable them to obtain information about the operations of the Company, including its financial, legal, and trading status;

(d)
provide information, data and other assistance as may be reasonably required by the Transferee with a view to assisting the achievement of the satisfaction of the Condition set out in sub-clause 3.1(b); and

(e)
abstain from making any act, statement (whether public or not) or activity that might be adverse to (i) the purpose of achieving the satisfaction of the Condition set out in sub-clause 3.1(b) or to (ii) Markíza and/or Markíza's Licence.

5.2	Notice of any change

(a)	The Transferor shall immediately send a notice to the Transferee in writing of any matter or thing which arises or becomes known to him before Completion which:

(i)
is likely to constitute (or would after the lapse of time constitute) a misrepresentation or a breach of any of the other obligations on his part under this Agreement or makes any Warranty incorrect or misleading; or

(ii)	would mean that any of his Warranties would be incorrect or misleading at Completion.

(b)
Any such notice must specify that matter or circumstance in reasonable detail and set out such other facts as the Transferee deems necessary specifying that matter or circumstance in reasonable detail.

5.3	No change in warranted status

Pending Completion, the Transferor shall exercise all his rights so that he procures that the Company shall operate its business only in the ordinary course of business.

6.	CONSIDERATION

The Consideration for the transfer of Participation Interest was agreed in a separate agreement on consideration (the Agreement on Consideration) entered into between the Parties on the date of this Agreement.

7.	LOANS AND GUARANTEES

7.1	The Parties acknowledge that the Consideration for the transfer of the Participation Interest has been agreed on the basis that:

(a)
no indebtedness of any kind (whether or not presently payable) is owed by the Company to any person other than the indebtedness shown in the accounting records of the Company that shall be repaid in full by the Company on the Completion Date; and

(b)
all indebtedness owed by the Transferor, Mr. Fiľo (and any Related Person to the Transferor or Mr. Fiľo) to the Company (whether or not presently payable) is repaid in full by the Transferor, Mr. Fiľo or such Related Person to the Company on the Completion Date.

7.2
The Transferor shall procure that on or before the Completion Date all indebtedness due from the Transferor, Mr. Fiľo (and any Related Person to the Transferor or Mr. Fiľo) to the Company is satisfied in full.  If it is established at any time after Completion that any indebtedness of any kind (whether or not presently payable) was owing on the Completion Date by the Transferor, Mr. Fiľo (and any Related Person to the Transferor or Mr. Fiľo) to the Company, contrary to the basis stated above, then the Transferor shall procure that such indebtedness is immediately paid in full.

7.3
The Transferor shall procure that on Completion the Company is released from all guarantees and indemnities given by the Company.  The Transferor shall procure that on the Completion Date, all indebtedness owing immediately before on the Completion Date from the Company is or has been satisfied in full.

8.	TRANSFEROR’S WARRANTIES

8.1	The Transferor represents and warrants to the Transferee that each of the statements set out:

(a)	in Part 1 of Schedule 3 will at Completion be true, accurate and not misleading; and

(b)	in Part 2 of Schedule 3 is at the date of this Agreement and will at Completion be true, accurate and not misleading.

8.2	Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited by reference to any other Warranty.

8.3
None of the Warranties shall, and the Transferee's ability to make any claim under this Agreement shall not, be treated as waived, qualified or otherwise affected by any actual knowledge or any knowledge imputed to the Transferee or its agents and advisers, including any knowledge resulting from any due diligence investigation carried out by or on behalf of the Transferee before Completion or which the Transferee has or obtains otherwise than in pursuance of its rights under this Agreement.

8.4
Without prejudice to any other remedy available to the Transferee or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, the Transferor will, under section 725 et seq. of the Commercial Code, indemnify the Transferee in respect of all liabilities (including costs, damages or losses, fees and expenses) that the Transferee may suffer resulting from or in connection with any of the Warranties being breached, untrue or misleading, and for any breach by the Transferor of any of his obligations under this Agreement, including an amount equal to any deficiency or liability of the Company which arises from any of the Warranties being breached, untrue or misleading and which would not have existed or arisen if the Warranty in question had not been breached, untrue or misleading.

8.5	For the purposes of clause 8.4 the Parties confirm that:

(a)
the Transferor has requested the Transferee to rely on the Warranties being true and accurate as of the date when made or deemed to be made and on the Transferor’s promise to comply with all their obligations in this Agreement and the Transferee has not been obliged to make such reliance; and

(b)	section 728 of the Commercial Code does not apply to the Transferee under this clause.

9.	SPECIFIC INDEMNITY

9.1
Without prejudice to any other remedy available to the Transferee (including the damages on any basis which is available to it by reason of any of the Transferors' Warranties being untrue or misleading or being breached), the Transferor will, under section 725 et seq. of the Commercial Code, indemnify the Transferee in respect of any damage and costs of any kind (including, but not limited to, penalties, dines, administrative, court and other costs of legal representation) that the Transferee may suffer, including an amount equal to any deficiency or liability of the Company, in connection with or as a result of:

(a)
any liability to pay Taxation or any other related liability incurred as a result of any tax non-deductible expense of the Company being treated as tax deductible or any tax deductible expense of the Company being treated as tax non-deductible;

(b)
any liability to pay Taxation or any other related liability incurred as a result of the revenue created upon the disposal of the liability by the Company's accession to the debt of CREDIT PARTNER, spol. s r.o. towards Slovenská televízna spoločnosť, s.r.o.; and

(c)
any liability to pay Taxation, provide tax guarantee or other related liability incurred as a result of the failure to provide tax guarantee in connection with a payment to a Cypriot company Tripnet Trading Ltd..

9.2	For the purposes of sub-clause 9.1, the Parties confirm that:

(a)	the Transferor has requested the Transferee to rely on the their promise that none of the claims in sub-clause 9.1 will arise, and the Transferee has not been obliged to make such reliance; and

(b)	Section 728 of the Commercial Code shall not apply.

9.3
For the avoidance of doubt, the liability of the Transferor under this clause 9 shall not be limited or qualified by any disclosure against this matter or any actual knowledge or any knowledge imputed to the Transferee or its agents and advisers.

10.	TRANSFEREE’S WARRANTIES

The Transferee represents and warrants to the Transferor that:

(a)
the acquisition of a 34% participation interest in Markíza by the Transferee from CME, to which the Council issued its prior approval on the day preceding the day, on which this Agreement has been entered into;

(b)
the acquisition of an indirect 66% participation in Markíza by the Transferee (through the acquisition of the Participation Interest from the Transferor and the acquisition of all of the issued share capital of the company A.R.J., a.s., Identification number: 36 379 921 from CME);

(c)	the amendment to Markíza's memorandum of association in relation to:

(i)	the change of Markíza's participant and its participation interest in Markíza as a result of the transfer of the 34% participation interest in Markíza by CME to the Transferee; and

(ii)	the reduction of Markíza's executives (in Slovak konateľov) from three to two executives;

(d)	preserving the wording of Markíza's memorandum of association in relation to:

(i)
the manner in which the members of Markíza's board of representatives are appointed and removed by Markíza's participants (including without limitation the right of the Company to appoint and remove two members of Markíza's board of representatives);

(ii)
the requirement to obtain an affirmative vote of at least one member of Markíza's board of representatives appointed by the Company to make material changes in Markíza in relation to programming structure (Sect. 3 (e) of the Broadcasting Act), in programs (Sect. 3 (f) and (h) of the Broadcasting Act), content and structure of the broadcasting (Sect. 3 (a) of the Broadcasting Act);

will not be effected in conflict with information that: (i) have been provided in the Markíza's application for the Council's prior approval to the transfer of the 34% participation interest in Markíza by CME to the Transferee or (ii) has been provided to the Council by the Markíza's representatives at the oral hearing at the Council on 3 July 2007 according to the official minutes prepared from that oral hearing.

11.	ANNOUNCEMENTS AND CONFIDENTIALITY

11.1
No Party shall make or permit any person connected with it to make any announcement concerning this transfer or any ancillary matter before, on or after Completion except as required by law or any competent regulatory body or with the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

11.2	The Transferee:

(a)	shall keep confidential all information provided to it by the Transferor which relates to the Transferor; and

(b)
if after Completion, the Company holds confidential information relating to the Transferor, shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Transferor or destroy it.

11.3	The Transferor shall and shall procure that:

(a)
any person connected with it from time to time shall keep confidential all information provided to it by or on behalf of the Transferee or otherwise obtained by or in connection with this Agreement which relates to any member of the Transferee; and

(b)
if after Completion a Transferor holds confidential information relating to the Company, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Transferee or destroy it.

11.4	Nothing in this clause prevents any confidential information being disclosed:

(a)	with the written approval of the other Parties, which in the case of any announcement shall not to be unreasonably withheld or delayed; or

(b)
to the extent required by law or any competent regulatory body, but a Party required to disclose any confidential information shall promptly notify the other Parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Parties regarding the timing and content of such disclosure or any action which the other Parties may reasonably elect to take to challenge the validity of such requirement.

11.5	Nothing in this clause prevents disclosure of confidential information by any Party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party/any person; or

(b)
to that Party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant Party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause.

12.	NOTICES

12.1
Any notice or other formal communication given under this Agreement (which includes fax, but not email) must be in writing and may be delivered in person, or sent by post or fax to the Party to be served at its address appearing in this Agreement as follows:

(a)	Transferor

Ján Kováčik

Address:	Vydrovo 101, 975 62 Čierny Balog

Fax:	+421 2 4870 0049

(b)	Transferee

CME Slovak Holdings B.V.

Address:	Dam 5 B, 1012JS Amsterdam, the Netherlands

Fax:	+ 31 20 423 1404

To the attention of:	General Counsel

with a copy to:

Address:	71-91 Aldwych, London WC2B 4HN, United Kingdom

Fax:	+44 20 7430 5403

To the attention of:	General Counsel

or at any such other address or fax number of which it shall have given notice for this purpose to the other Parties under this clause.  Any notice or other communication sent by post shall be sent by prepaid recorded delivery post or by prepaid airmail (if the country of destination is not the same as the country of origin).

12.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)
if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

12.3
In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

13.	FURTHER ASSURANCES

13.1
On or after Completion the Transferor shall, at his own cost and expense, execute and do (or procure to be executed and done by any other necessary Party) all such documents, acts and things as the Transferee may from time to time require in order to acquire the Participation Interest or as otherwise may be necessary to give full effect to the Transaction Documents.

13.2
In relation to the Company, the Transferor shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to the Transaction Documents.

14.	ASSIGNEMENTS

None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties.

15.	PAYMENTS

15.1
Each payment of the Consideration to be made under this Agreement or the Agreement on Consideration shall be made in SKK by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date.  The relevant account for a given payment is:

(a)	if that payment is to the Transferor, to the account of the Transferor at:

Ján Kováčik

bank:	Tatra banka, CODE: 1100

sort code:	IBAN CODE: 1100 0000 0000 5333 8777

account number:	5333 8777, SWIFT: TATRSK BX

which the Transferor cannot change after the signature of this Agreement even in the form of a written amendment to this Agreement; and

(b)
if that payment is to the Transferee, the account as the Transferee shall, not less than three (3) Business Days before the date that payment is due, have specified by giving notice to the Transferor for the purpose of that payment.

15.2
If a Party defaults in the payment when due of any sum payable under this Agreement, it shall pay interest on that sum from the date on which payment is due until the date of actual payment (as well after as before judgment) at an annual rate of one (1.0) per cent. above the one (1) month EURIBOR rate valid on the first day of default and each monthly anniversary thereof, which interest shall accrue from day to day and be compounded monthly.

15.3
If the Transferor is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, he shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Transferee of such additional amount as shall be required to ensure that the net amount received by the Transferee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

16.	GENERAL

16.1
Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Transferee in respect of any Condition.

16.2
The Transferee may release or compromise in whole or in part the liability of the Transferor under this Agreement or grant any time or indulgence to the Transferor without affecting any other liabilities of the Transferor.

16.3	Except as otherwise expressly provided in this Agreement, each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

17.	WHOLE AGREEMENT

17.1
This Agreement, the Agreement on Consideration and other Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions.

17.2
Each Party acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement) made by or on behalf of the other Party before the entering into of this Agreement. Each Party waives all rights and remedies which, but for this sub-clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement is governed by Slovak law. This Agreement is governed by the provisions of the Commercial Code, save for those disapplied or modified by this Agreement.

18.2
Each of the Parties agrees that the application of any provision of Slovak law that is not of a strictly mandatory nature is expressly excluded to the extent that it could alter the meaning or purpose of any provision of this Agreement.

18.3
Any dispute arising out of or in connection with this Agreement (including any question regarding its existence, validity, binding effect or termination) shall be referred to, and finally resolved in arbitration proceedings conducted under the Rules of Arbitration of the ICC (the Rules). The Rules are deemed to be incorporated by reference into this Agreement. The tribunal shall consist of three arbitrators who shall be appointed by the parties in writing (pursuant to the Rules), or if they fail to do so, within twenty-one (21) days of the day when any of the Parties requested the dispute to be resolved by arbitration, by one arbitrator appointed pursuant to the Rules. The place of any such arbitration shall be Vienna and the language of proceedings English. The parties will be bound by any resulting arbitral award.

19.	LANGUAGE

This Agreement is executed in two language versions, one in the Slovak language and one in the English language. All notices, demands, requests, statements, certificates or other documents or communications under this Agreement shall be in English unless otherwise agreed.  In the case of any inconsistency or discrepancy between the Slovak version and the English version of this Agreement, the English version shall prevail.

20.	TERMINATION OR RESCISSION

20.1	Termination

This Agreement may be terminated as follows:

(a)	by a written agreement between the Parties from the date specified in it;

(b)
by the Transferee upon sending a written notice of termination to the Transferor being effective from the date of delivery of the notice of termination to the Transferor, if any of the Conditions are not fulfilled or waived on or before the Long Stop Date.

20.2	Rescission

(a)
This Agreement may be rescinded by the Transferee upon sending a written notice of rescission to the Transferor being effective from the date of delivery of the notice of rescission to the Transferor, if the Council dismisses changes to Markíza's Licence under Section 51(3) of the Broadcasting Act upon notification of changes resulting from the transactions envisaged in the application for the Council's prior approval to the transfer of a 34% participation interest in Markíza from CME submitted to the Council by Markíza on 21 June 2007, was discussed at the Council on the oral heading on 3 July 2007 and the Transferee adhered to all warranties under clause 10 of this Agreement.

(b)	Upon rescission of this Agreement the Transferor shall immediately:

(i)	return to the Transferee the Consideration;

(ii)	do, or procure to be done, all such acts and things and sign and deliver, or procure to be signed and delivered, all such documents that are necessary or reasonable:

(A)	to duly acquire the Participation Interest from the Transferee so that the Participation Interest is re-transferred back to the Transferor;

(B)	to accept the appointment of the Transferor as an executive of Markíza;

(C)	to accept the appointment of the Transferor as a member of Markíza's board of representatives; and

(D)	to procure that Mr Fiľo accepts his appointment as a member of Markíza's board of representatives; and

(E)	to perform any action required to comply with a remedy (in Slovak náprava) requested by the Council.

20.3
Upon the termination or rescission under this clause, the Parties shall have no liability to each other arising our of this Agreement and all clauses of this Agreement shall terminate and cease to be effective:

(a)
save for clauses 1, 8 to 21 and the provisions of Schedule 4 (jointly the Surviving Provisions) and the remaining provisions of and Schedules to this Agreement shall survive the termination or rescission and shall continue to be valid to the extent of references to them in the Surviving provisions; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such termination or rescission.

20.4
This Agreement cannot be terminated or rescinded otherwise than in accordance with this clause 20. The application of provisions of Section 344 of the Commercial Code concerning the reasons for rescission established by law and other related provisions of the Commercial Code to this Agreement is hereby expressly excluded to the extent of their conflict with the previous sentence.

21.	AMENDMENTS

This Agreement may be only amended by written amendments executed by both Parties. Save as provided otherwise in this Agreement, the same shall apply to waivers of rights under this Agreement.

AS WITNESS this Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE COMPANY

Company name:	MEDIA INVEST, spol. s r.o.

Registered office:	Skuteckého 23, 974 01 Bratislava

Identification No.:	36 044 024

Date of incorporation:	28 September 2000

Legal form:	limited liability company

Scope of the Company's business:
purchase of goods for the purposes of their sale to an end customer in the scope of free trades; purchase of goods for the purposes of their sale to other performers of trades; business and services mediation; advertising and promotional activities; leasing of industrial goods; publication of periodical and non-periodical publications; public opinion researches and communication with the public; mediation activities in the field of sponsorship for the electronic media programmes in tangible and intangible field; sale of time for advertising broadcasting in all regular and irregular blocks of an electronic medium; and usage of results of the creative activities with the consent of the author

Executives:	Ing. Milan Fiľo, Mr Ján Kováčik

Acting on behalf of the Company:	both executives represent and sign on behalf of the Company jointly

Registered capital:	SKK 200,000

Supervisory Board:	No

SCHEDULE 2

MEMORANDUM OF ASSOCIATION

SCHEDULE 3

WARRANTIES

PART 1

WARRANTIES REGARDING PRE-COMPLETION ACTIVITIES

After the execution of this Agreement and prior to Completion, the Company has not made any of the following decisions without the prior written consent of the Transferee:

(a)	incur any expenditure exceeding EURO 5,000 and incur any expenditure in relation to Taxation exceeding EURO 13,000; or

(b)	dispose of or create any Encumbrance in respect of any part of its assets (including the Participation Interest in Markíza or any part of it); or

(c)	borrow any money or make any payments out of or drawings on its bank account(s); or

(d)	except as contemplated under the Transaction Documents, enter into any contract or commitment, or:

(i)	make or prepay any loan; or

(ii)	fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement; or

(iii)	contravene any statute, order, regulation or the like; or

(iv)	do or omit to do anything which might result in the termination, revocation, suspension, modification or non-renewal of any licence or consent held by it or the Markíza's Licence; or

(v)	grant any power of attorney; or

(e)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this Agreement; or

(f)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(g)	employ any person; or

(h)	increased or decreased its registered capital or agreed to increase or decrease its registered capital or issued any debenditures, options or any type of securities; or

(i)	except as contemplated under the Transaction Documents, pass any resolution of its participants, whether in general meeting or otherwise; or

(j)	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

(k)	agree, conditionally or otherwise, to do any of the foregoing; or

(l)	in any other way depart from the ordinary course of its day-to-day trading.

PART 2

OTHER WARRANTIES

1.	GENERAL

1.1	Accuracy of recitals and schedules

The particulars relating to the Company and the Participation Interest set out in the Schedules to this Agreement are true and accurate and there have been made no further filings or actions that would change or amend the facts stated therein.

1.2	Capacity and consequences of the transfer

(a)	The Transferor has the requisite capacity, power and authority to enter into and to perform this Agreement.

(b)
This Agreement and all other documents to be entered into by the Transferor in connection with this Agreement will, when executed, constitute binding obligations of the Transferor in accordance with their respective terms.

(c)	The signature of and the compliance with the terms of this Agreement does not and will not:

(i)	conflict with or constitute a default under any provision of:

(A)	any agreement or instrument to which the Transferor or the Company is a party;

(B)	the constitutional or corporate documents of the Company;

(C)	any order, judgment, decree or regulation or any other restriction of any kind by which the Transferor or the Company is bound; or

(ii)	relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract;

(iii)	result in the creation or imposition of any Encumbrance on any of assets of the Company (including the Participation Interest in Markíza) or the repayment of any indebtedness of the Company.

(d)
No announcements, consultations, notices, reports or filings are required to be made in connection with the transactions contemplated by this Agreement and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Transferor or the Company in connection with the execution and performance of this Agreement.

(e)
There are no pending or threatened actions or proceedings by or before any court or other governmental body or agency which seek to restrain, prohibit or invalidate the transactions contemplated under this Agreement.

1.3	Constitutional and corporate documents

(a)	The Company has been duly incorporated and properly formed, and is validly existing under the laws of the jurisdiction of its incorporation.

(b)
The list of participants and other books and registers of the Company required by the relevant laws have been maintained properly and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)	All returns, resolutions and other documents which the Company is required by law to file with or deliver have been correctly made up and duly filed or delivered.

(d)	The copies of the constitutional and corporate documents of the Company which have been given to the Transferee or its advisers are true and accurate and complete, and have not been breached.

1.4	Ownership of the Participation Interests

(a)	The Transferor is the sole owner of the Participation Interest and has the full power, right and authority to transfer the Participation Interest to the Transferee.

(b)	The Participation Interest constitutes 100 per cent. participation interest in the Company.

(c)	Contribution of the Transferor into the Company has been fully paid up. The paid up contributions have not been repaid.

(d)
No person is entitled or has claimed to be entitled to require to issue or transfer a Participation Interest (including, without limitation, warrants and options) either now or at any future date and whether contingently or not.

(e)
There is no Encumbrance on, over or affecting the Participation Interest, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

(f)	The Participation Interest carries unrestricted and full voting rights as provided by law, and the Transferor has 100% of the voting rights in the Company.

1.5	Subsidiaries, associations and branches

(a)	The Company:

(i)	does not hold, nor has it agreed to acquire, any interest of any other company (except for the Participation Interest in Markíza);

(ii)
is not, nor has it agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations); and

(iii)	does not have any branch or any permanent establishment.

(b)	The Company is the sole owner of the Participation Interest in Markíza.

(c)
No person is entitled or has claimed to be entitled to require to transfer the Participation Interest in Markíza (including, without limitation, warrants and options) either now or at any future date and whether contingently or not.

(d)
There is no Encumbrance on, over or affecting the Participation Interest in Markíza, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

1.6	Insolvency

The Company:

(a)	is not, or is not deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	has not admitted its inability to pay its debts as they fall due;

(c)	has not suspended making payments on any of its debts or announces an intention to do so;

(d)	has not begun negotiations with any creditor for the rescheduling of any of its indebtedness;

(e)	has not had any step taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(f)
has not had a meeting of its participants, directors or other officers convened for the purpose of considering any resolution for, to petition for or to file documents with a court for, its winding-up, administration or dissolution or passed any such resolution;

(g)	has not had any person present a petition, or file documents with a court, for its bankruptcy, composition, winding-up or dissolution;

(h)	has not had an order for its bankruptcy, composition, winding-up, administration or dissolution made;

(i)	has not had any liquidator, trustee in bankruptcy or composition, or similar officer appointed in respect of it or any of its assets; and

(j)	has had any other analogous step or procedure taken in any jurisdiction, or should have taken any step mentioned above but has not done so.

1.7	Ownership of assets

The Company does not own any assets other than those assets that are shown in accounting records of the Company.

1.8	Vulnerable prior transactions

There has been no transaction pursuant to or as a result of which (i) the Participation Interest or (ii) any asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

1.9	Compliance with statutes

Neither the Company, nor any of the representatives of the Company, has done or omitted to do anything which is a contravention of any statute, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of the Company.

1.10	Licences and consents

The Company has, and has at all times complied with the terms and conditions of, all licences (including statutory licences), authorisations and consents necessary to carry on its business as it does at present and (so far as the Transferoris aware) no circumstances exist which may result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that may prejudice the renewal of any of them, including the Markíza License.

1.11	Insider contracts

(a)
The Companyis not a party to any contract or arrangement in which the Transferor, Mr. Fiľo or any person connected with the Transferor or Mr. Fiľo is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during three years ending on the date of this Agreement.

(b)	The Companyis not a party to, nor have the profits or financial position of the Company been affected by, any contract or arrangement which is not of an entirely arm's length nature.

(c)
Neither the Transferor, Mr. Fiľo nor any person connected with the Transferor or Mr. Fiľo is a party to any contract or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to, or to the affairs of, the Company.

1.12	Litigation

(a)	The Companyis not engaged in any litigation, arbitration or alternative dispute resolution proceedings and there are no such proceedings pending or threatened by or against the Company.

(b)	So far as the Transferor is aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against the Company.

(c)
The Companyis not the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Transferor is aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

1.13	Environmental matters

(a)
The Company has at all times complied with all applicable laws concerning the protection of the environment, human health, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any waste.

(b)	The Company has not used, disposed of, generated, stored, treated, transported, dumped, released, deposited, buried or emitted any waste or dangerous substance.

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of Accounts

The Accounts:

(a)	have been prepared in accordance with generally accepted accounting principles and practices in Slovakia and the applicable law and regulations;

(b)	have been prepared by the Accountants;

(c)
state the assets and liabilities of the Company and are true and correct in all respects and fairly present the financial state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date or (as the case may be) in respect of the periods for which they were prepared;

(d)
contain either provisions or reserves, as required under generally accepted accounting principles in Slovakia and the applicable laws and regulations, to cover all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise), bad and doubtful accounts payable and as at the Accounts Date;

(e)	do not show any material one-off extraordinary items, including gains; and

(f)	have been duly filed in accordance with applicable law.

2.2	Business

The Company does not trade or conduct any business, but holds the Participation Interest in Markíza.

2.3	Books and records

All accounts, books, ledgers and other financial records of the Company:

(a)	have been properly maintained and contain accurate records of all matters required to be entered in them under the applicable laws; and

(b)	give a true and fair view of the matters which ought to appear in them.

2.4	Position since Accounts Date

Since the Accounts Date:

(a)	there has been no deterioration in the financial position or the prospects of the Company;

(b)
the Company has paid its creditors within the times agreed with them and, without limiting the foregoing, and the Company has no indebtedness other than the indebtedness shown in the accounting records of the Company all of which shall be repaid before the Completion Date; and

(c)	no event or circumstance has occurred that constitutes a Material Adverse Effect.

2.5	Capital commitments

Except as expressly disclosed in the Accounts, the Company did not have any commitment on capital account outstanding at the Accounts Date.  Since the Accounts Date the Companyhas not entered into nor agreed to enter into any capital commitment.

2.6	Dividends and distributions

(a)	No dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company since the Accounts Date.

(b)
All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law and its constitutional documents.

2.7	Borrowings, loan capital and guarantees

The Companydoes not have outstanding any loan capital or any money borrowed or raised, including money raised by acceptances or debt factoring, or any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity.

2.8	Derivative transactions

The Companydoes not have outstanding any obligations in respect of a derivative transaction including any foreign exchange transaction.

2.9	Government grants

The Companyis not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

2.10	Loans

The Companyhas not lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future, actual or contingent) other than those loans provided to the participants of the Company that are shown in the accounting records of the Company all of which shall be repaid as of the Completion Date.

2.11	Bank accounts

(a)
The statement of the Company's bank accounts as at a date not more than two days before the date of this Agreement given to the Transferee is correct, and the Company does not have any bank or deposit account (whether in credit or overdrawn) not included in that statement.  Since the date of that statement there has not been any payment out of any of the accounts concerned and the balance on each such account is not materially different from the balance shown on that statement.

(b)	At Completion, at least the following sums is available as free cash on the bank accounts of the Company

UniCreditBank a.s.: 6621240004/1111 – account balance SKK 171.91

UniCreditBank a.s.: 1223005006/1111 – account balance SKK 389.65

Tatra banka a.s.: 2620704470/1100 – account balance SKK 76,673.73

Tatra banka a.s.: 2658480345/1100 – account balance SKK 3,043.36

Tatra banka a.s.: 2654704145/1100 – account balance SKK 5,488.53

2.12	Political and charitable donations

The Companyhas not incurred any political expenditure or made any political or charitable donation in the current or preceding financial year and is not under any commitment to do so.

3.	COMMERCIAL

3.1	Suppliers and customers

In last three years the Company has had no suppliers or customers except for the following:

(a)	FORZA, a.s., Kuteckého 23, 974 01 Banská Bystrica; and

(b)	FK DUKLA, a.s., Hutná č. 3, 974 01 Banská Bystrica..

3.2	Contracts

The Companyis not a party to any contract which is valid and effective, or will be effective in the future,except for the following:

(a)
Agreement on Lease of Non-Residential premises dated 17 December 2001 entered into between the landlord FORZA a.s. (CREDIT PARTNER spol. s r.o.) and MEDIA INVEST spol. s r.o. for an idefinite period of time;

(b)	Agreement on current account TATRA BANKA a.s. Bratislava, and

(c)	Agreement on current account UniCreditBank a.s. Bratislava..

3.3	Anti-competitive arrangements

The Company is not, and has not been, a party to any agreement or concerted practice or involved in any business conduct which infringes any anti-trust or similar legislation in any jurisdiction nor has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority.  The Company has not been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 92(1) of the EC Treaty).

3.4	Intellectual property

(a)	The Company never had or licensed any intellectual property rights.

(b)
No activities of the Company infringe or are likely to infringe any intellectual property right of any third party and no claim has been made against the Company or any such licensee in respect of such infringement.

(c)	So far as the Transferor is aware there has been no unauthorised use by any person of any confidential information of the Company.

3.5	Business names

The Companycarries on business under its own corporate name and under no other name.

3.6	Powers of attorney

The Companyhas not granted any power of attorney or similar authority which remains in force.

4.	TAXATION

(a)	The Company maintains adequate and proper records for tax purposes, and has made all filings of its tax returns. The Company is not in any dispute with any tax authority.

(b)
All Taxation of any nature whatsoever for which the Company is and has been liable or for which the Company is and has been liable to account has been duly paid (insofar as such taxation ought to have been paid) and the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments in respect of these deductions and retentions as should have been made.

(c)
The Company has not paid or become liable to pay, and there are no circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest in respect of Taxation.

(d)
The Company has not received any notice of enquiry or suffered any enquiry, investigation, audit or visit by any taxation or excise authority, and no such enquiry, investigation, audit or visit planned.  The Company has not been a party to or otherwise involved in any transaction which could be viewed as tax avoidance or tax evasion by a tax authority.

5.	EMPLOYEES

(a)	The Company currently has no employees (whether full time or part time).

(b)	No former employee has an outstanding claim against the Company and there are no circumstances which might give rise to such claim.

SCHEDULE 4

INTERPRETATION

1.	In this Agreement:

Accounts means the balance sheet as at the Accounts Date, profit and loss account and cash flow statement for the year ended on the Accounts Date, of the Company and the notes and directors' reports relating to them, signed by the Accountants in accordance with Slovak accounting principles;

Accountants means ABT Consult, spol. s r.o., Skuteckého 30, 974 01 Banská Bystrica, Identification No.: 36 035 041;

Accounts Date means 31 December 2006;

Agreement on Consideration has the meaning given to it in clause 6;

Broadcasting Act means the Act No. 308/2000 Coll. on Broadcasting and Retransmission and the amendments to Act No. 195/2000 Coll. on Telecommunications;

Business Day means a day (other than a Saturday or Sunday and public holidays in the Slovak Republic) on which banks are open for normal business in the Slovak Republic and in the Netherlands;

Commercial Code means the Slovak Act No. 513/1991 Coll. the Commercial Code;

Commercial Register means a public register pursuant to Act. No.: 530/2003 Coll. on Commercial Register and amending and supplementing certain acts;

Company has the meaning given to it in the recitals.

Completion Date means the day on which all of the Conditions are satisfied or where permitted, waived in accordance with clause 3.2 and the Transferee notifies the Transferor of this fact in writing pursuant to clause 3.6.

Conditions means the conditions precedent set out in clause 3 and a Condition means any of them;

Consideration means the consideration for the transfer of the Participation Interest to the Transferee as set out in the Agreement on Consideration;

Council means the Council for Broadcasting and Retransmission established pursuant to the Broadcasting Act;

Encumbrance means any encumbrance including, without limitation, a pledge, lien, assignment by way of security, conditional transfer agreement, option, right of pre-emption, or claim of a ownership or other right, by a third party;

EURO means the currency of the member states of the European Union that adopted the euro as their currency pursuant to the EU legislation on Monetary Union;

EURIBOR means the rate quoted by Reuters (or, if unavailable for four or more consecutive Business Days, another generally available screen rate agreed between the parties) to the banks in the European interbank market as of 11:00 hours (Brussels time) on the date on which the amount becomes overdue (or, if no rate is quoted on such date, the next following date on which a rate is quoted) for the offering of deposits in EURO for a period of one (1) month);

Long Stop Date has the meaning given to it in clause 3.3 of this Agreement;

Markíza means MARKÍZA – SLOVAKIA, spol. s r. o., with its registered office at Bratislavská 1/a, Bratislava – Záhorská Bystrica 843 56, Identification number: 31 444 873, registered in the Commercial Register of District Court Bratislava I, section: Sro, insert number: 12330/B;

Markíza's Licence means the licence No. T/41 dated 7th August, 1995 for the television broadcasting granted by the Council to Markíza, as amended and extended;

Participation Interest means a participation interest in the Company in the amount of 100% owned by the Transferor and representing a contribution into the Company in the nominal value of SKK 200,000.

Participation Interest in Markíza means a participation interest in Markíza in the amount of 20% owned by the Company and representing a contribution into Markíza in the nominal value of SKK 40,000.

Related Person means in relation to a person (the subject): (a) controlled or controlling persons (ovládaná a ovládajúca osoba) (as defined in §66a of the Commercial Code) in relation to any subject; or (b) close persons (blízka osoba) (as defined in §116 of the Civil Code) to any subject; or (c) connected persons to any subject; or (d) individuals or legal persons in which the subject has a direct or indirect interest;

SKK means Slovak koruna, the lawful currency of the Slovak Republic;

Taxation means all forms of taxation, duties, levies, imports and social security charges, including, without limitation, corporate income tax, wage withholding tax, national health insurance and social security contributions, value added tax, customs and excise duties, any type of transfer tax, withholding tax, real estate taxes, municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

Transaction Documents means this Agreement, the Agreement on Consideration and the documents referred to in any of them and any other agreements executed or to be executed on the date of this Agreement or on Completion; and

Warranties means the representations and warranties given by the Transferor to the Transferee in clause 8 and Schedule 3.

2.	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as re enacted, amended, extended or applied by or under any other enactment (before or after the signature of this Agreement);

(b)	any enactment which that enactment re enacts (with or without modification); and

(c)
any subordinate legislation made (before or after the signature of this Agreement) under that enactment, as re enacted, amended extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above, and enactment includes any legislation in any jurisdiction.

3.	In this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words denoting persons shall include bodies corporate and unincorporated associations of persons and vice versa;

(c)	any reference to € is to EURO ; and

(d)	references to a party shall include the legal successors, heirs or assigns of that party.

4.	A person shall be deemed to be connected with another if that person is dependent on another (in Slovak "závislá") within the meaning of §2 of the Slovak Income Tax Act No. 595/2003 Coll.

5.
In this Agreement, unless the contrary intention appears, a reference to a clause, sub-clause, exhibit or schedule is a reference to a clause, sub-clause, exhibit or schedule of this Agreement.  The schedules and exhibits form part of this Agreement.

6.	The headings in this Agreement do not affect its interpretation.

7.	Sub-clauses 1 to 6 apply unless the contrary intention is expressed in this Agreement.

SIGNATORIES

TRANSFEROR

/s/ Ján Kováčik
Ján Kováčik

TRANSFEREE

CME Slovak Holdings B.V.

/s/ Cosmina Simion
Cosmina Maria Simion
under power of attorney